EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Debbie Nalchajian-Cohen

559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS

EXCELLENT EARNINGS RESULTS FOR FOURTH QUARTER 2006

INCLUDING REACHING THE ASSET MILESTONE OF $500,000,000

CLOVIS, CALIFORNIA…January 16, 2007…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $2,143,000, or $0.33 per diluted share, for the quarter ended December 31, 2006, compared to $1,668,000, or $0.25 per diluted share for the same period of 2005, representing an increase of 28.48% on a period over period basis.  The Company ended the year with total assets of $500,059,000 as of December 31, 2006, an increase of $16,382,000 or 3.39% from the $483,677,000 as of December 31, 2005.

Return on average equity for the fourth quarter of 2006 was 17.55% compared to 16.26% for the same period in 2005.  Return on average assets increased to 1.77% for the fourth quarter of 2006 compared to 1.41% for the same period in 2005.

The Company’s net interest margin (fully tax equivalent basis) increased 12 basis points to 5.77% for the quarter ended December 31, 2006 from 5.65% for the quarter ended December 31, 2005.  Net interest income for the fourth quarter of 2006 was $6,259,000, compared to $5,945,000 for the same period in 2005, representing an increase of $314,000 or 5.28%.  The increase in net interest income is primarily the result of increased levels of earning assets coupled with the overall positive effect of the increases in interest rates.  Comparing the fourth quarters of 2006 with 2005, average earning assets increased 2.43% to $444,000,000 from $433,000,000, respectively.  Despite a significant increase in interest rates during the first half of 2006, the Company still maintains a favorable position relative to its peers in interest expense as 32.02% of its average deposits are non-interest bearing.  Average deposits were $427,645,000 for the fourth quarter of 2006 compared to $423,452,000 for the fourth quarter of 2005.

Non-interest income for the quarter ended December 31, 2006 increased $677,000 or 67.56% compared to the same period in 2005, mainly due to the receipt of tax-exempt life insurance proceeds related to a former bank executive.  Non-interest expense for the quarter ended December 31, 2006 increased $1,187,000, or 30.59% compared to the same period in 2005, mainly due to changes in certain executive salary continuation agreements, salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits, and incremental expenses from the three new branches opened in 2006, and the relocation of the administrative offices.

Asset quality continues to be strong.  The Company had no non-accrual loans at December 31, 2006, compared to non-accrual loans totaling $616,000 at December 31, 2005.  The Company had no Other Real Estate Owned at December 31, 2006 or 2005.  During the fourth quarter of 2006, the Company recorded a $200,000 pre-tax addition to the allowance for credit losses, compared to $500,000 for the same period in 2005.

For the year ended December 31, 2006, the Company reported unaudited consolidated net income of $6,911,000, or $1.07 per diluted share, compared to $6,044,000, or $0.94 per diluted share, for the same period in 2005, representing an increase of 14.34% on a year over year basis.

Return on average equity for the year ended December 31, 2006 was 15.17%, compared to 15.63% for the same period of 2005.  This decrease is reflective of an increase in capital from the Company’s net income.  Return on average assets was 1.47% for the year ended December 31, 2006 compared to 1.33% for the same period in 2005.

The Company’s net interest margin (fully tax equivalent basis) increased 33 basis points to 5.79% for the year ended December 31, 2006 from 5.46% for the year ended December 31, 2005.  The inverted yield curve in 2006 presented challenges for most financial institutions; however the Company held and grew its net interest margin in 2006.  Net interest income for the year ended December 31, 2006 was $24,373,000, compared to $21,931,000 for the same period in 2005, representing an increase of $2,442,000 or 11.13%.  This increase was due primarily to the increase in total average earning assets of $17,111,000 or 4.13%, to $431,368,000 for the year ended December 31, 2006 from $414,257,000 for the year ended December 31, 2005.  Total average loans increased $26,223,000 or 9.44% to $304,074,000 for the year ended December 31, 2006 from $277,851,000 for the year ended December 31, 2005.  Net interest income was also positively impacted by interest rate increases on the Company’s variable-rate portfolio loans on a period over period basis.  Average deposits were $414,310,000 for the year ended December 31, 2006 compared to $407,188,000 for the year ended December 31, 2005.

Non-interest income for the year ended December 31, 2006 was $5,177,000, compared to $4,009,000 for 2005, representing an increase of $1,168,000 or 29.13%, mainly due to the receipt of tax-exempt life insurance proceeds related to a former bank executive, gains from sale of assets, increases in fee income, and net gains from sales of investment securities.  Non-interest expense for the year ended December 31, 2006 was $18,541,000, compared to the prior year period of $16,042,000, representing an increase of $2,499,000 or 15.58%, mainly due to changes in certain executive salary continuation agreements, salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits, and incremental expenses from newly opened branches and administrative offices.

“2006 proved to be another great year for the Company with the opening of two new branch offices in Fresno’s Downtown and Sunnyside regions and a third combined branch/corporate office entitled Financial Drive in northeast Fresno.  The Company reached $500 million in assets in December 2006, a major milestone for our 27 year old institution.  Asset quality remained strong with no non-performing loans, while core deposit growth experienced challenges due to rates and the competitive environment.  The Company experienced average loan growth of nearly three times that of average asset growth, as loan growth was funded from core deposits and liquidity from the investment portfolio,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank.

“We look forward to a fantastic 2007 with the opening of two newly constructed branches in Clovis and Kerman that will take the place of smaller existing offices, the opening of a new loan production office in Modesto, and the remodel of the Bank’s Clovis Main office. Additionally, the Company will begin to provide insurance services through Central Valley Community Insurance Services LLC by the end of January 2007,” stated Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates 12 full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather, Sacramento, and has a loan production office planned to open in Modesto by second quarter 2007.  Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Insurance services are offered through Central Valley Community Insurance Services LLC and investment services are provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)	December 31, 2006	December 31, 2005

ASSETS
Cash and due from banks	$23,898	$22,165
Federal funds sold	24,218	29,830
Total cash and cash equivalents	48,116	51,995
Interest bearing deposits in other banks	323	918

Available-for-sale investment securities (Amortized cost of $104,117 at December 31, 2006and $106,437 at December 31, 2005	103,922	105,592
Loans, less allowance for credit losses of $3,809 at December 31, 2006and $3,339 at December 31, 2005	318,853	298,463
Bank premises and equipment, net	4,655	2,912
Bank owned life insurance	6,146	6,725
Federal Home Loan Bank stock	1,891	1,659
Goodwill and intangible assets	10,005	10,241
Accrued interest receivable and other assets	6,148	5,172

Total assets	$500,059	$483,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$150,182	$153,004
Interest bearing	290,445	277,985
Total deposits	440,627	430,989

Short-term borrowings	3,250	3,250
Long-term debt	-	3,250
Accrued interest payable and other liabilities	6,404	4,665

Total liabilities	450,281	442,154
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, no par value; 80,000,000 shares authorized; outstanding 6,037,656 at December 31, 2006, 5,891,820 at December 31,2005	14,007	13,053
Retained earnings	35,888	28,977
Accumulated other comprehensive loss, net of tax	(117)	(507)
Total shareholders’ equity	49,778	41,523

Total liabilities and shareholders’ equity	$500,059	$483,677

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	December 31,	December 31,
For the years ended	2006	2005
(Dollars in thousands except per share amounts)
Net Interest Income	$24,373	$21,931

Provision for credit losses	800	510

Net interest income after provision for credit losses	23,575	21,421

Total Non-Interest Income	5,177	4,009

Total Non-Interest Expense	18,541	16,042

Provision for Income Taxes	3,298	3,344

NET INCOME	$6,911	$6,044

Basic Earnings per Share	$1.16	$1.03
Diluted Earnings per Share	$1.07	$0.94

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLDIATED STATEMENTS OF INCOME

(Unaudited)

	Dec. 31,	Sept. 30,	June 31,	March 31,	Dec. 30,
For the three months ended	2006	2006	2006	2006	2005
(In thousands except per share amounts)

Net interest income	$6,259	$6,104	$6,045	$5,965	$5,945
Provision for credit losses	200	100	100	400	500
Net interest income after provision for credit losses	6,059	6,004	5,945	5,565	5,445
Total non-interest income	1,679	1,295	1,146	1,057	1,002
Total non-interest expense	5,067	4,631	4,446	4,397	3,880
Provision for income taxes	528	999	976	795	899

Net income	$2,143	$1,669	$1,669	$1,430	$1,668

Basic earnings per share	$0.36	$0.28	$0.28	$0.24	$0.28
Diluted earnings per share	$0.33	$0.26	$0.26	$0.22	$0.25

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
For the three months ended	2006	2006	2006	2006	2005
(Dollars in thousands)

Allowance for credit losses to total loans	1.18%	1.16%	1.12%	1.09%	1.11%
Nonperforming loans to total loans	—	—	0.01%	0.20%	0.20%

Total nonperforming assets	$—	$—	$29	$591	$616

Net interest margin (calculated on a fully tax equivalent basis)	5.77%	5.82%	5.84%	5.74%	5.65%

Return on average assets	1.77%	1.43%	1.45%	1.22%	1.41%
Return on average equity	17.55%	14.28%	15.18%	13.40%	16.26%